EXHIBIT 99.1
Wendy’s/Arby’s Group Announces Pricing of $565 Million Senior Unsecured Notes

ATLANTA, June 18, 2009 – Wendy’s/Arby’s Group, Inc. (NYSE: WEN) today announced that its subsidiary, Wendy’s International Holdings, LLC (which will be renamed Wendy’s/Arby’s Restaurants, LLC in connection with this offering), has priced its previously announced offering of senior unsecured notes due 2016 (“Notes”).

The face value of the Notes is $565 million with an interest rate of 10.0%. The Notes were priced at 97.533% of the face value, for gross proceeds of approximately $551 million and representing a yield to maturity of 10.5%.

The Notes are being made available in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), with closing expected to occur on June 23, 2009, subject to customary closing conditions.

Wendy’s/Arby’s Restaurants, LLC intends to use the proceeds to optionally prepay approximately $132.5 million in borrowings outstanding under its existing senior secured term loan (and to pay accrued interest with respect to such borrowings), to pay the financing costs and other expenses in connection with the issuance of the Notes, and to make a distribution of the remaining proceeds to Wendy’s/Arby’s Group.

Wendy’s/Arby’s Group will use the proceeds of the distribution for general corporate purposes, which may include working capital, funding for key strategic growth initiatives, including new unit development, acquisitions of other restaurant companies, repayment or refinancing of indebtedness, and the return of capital to its stockholders, including through stock repurchases and/or dividends.

The Notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States only to non-U.S. investors pursuant to Regulation S. The Notes will not initially be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

There can be no assurances that the Notes offering will close on the terms described herein or at all.

About Wendy's/Arby's Group, Inc.
Wendy’s/Arby’s Group, Inc is the third largest quick-service restaurant company in the U.S. and includes Wendy’s International, Inc., the franchisor of the Wendy’s® restaurant system, and Arby’s Restaurant Group, Inc., the franchisor of the Arby’s® restaurant system. The combined restaurant systems include more than 10,000 restaurants in the United States and 24 countries and territories worldwide.

For Media and Investor contact:
John Barker at 614-764-3044 or john.barker@wendysarbys.com
Kay Sharpton at 678-514-5292 or kay.sharpton@wendysarbys.com